Exhibit 2.1

DESCRIPTION OF IMPERIAL PETROLEUM INC.’S SECURITIES

REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

References in this description to the “Company,” “we,” “our,” “or “us” are to Imperial Petroleum Inc. Defined terms used but not defined herein have the meaning given to them in our Annual Report on Form 20-F to which this description is an exhibit.

The common stock of Imperial Petroleum Inc., par value $0.01 per share (the “Common Stock”), and 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share (the “Series A Preferred Shares”), are the only securities of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended. Other than the Series A Preferred Shares, none of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”) is so registered. This description does not describe every aspect of the Company’s capital stock and is subject to, and qualified in its entirety by reference to, the provisions of the Company’s Restated Articles of Incorporation; including the Series A Preferred Shares Statement of Designations, and the Company’s Amended and Restated By-laws, each as currently in effect, each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of the Company, to which this description is filed as Exhibit 2.1.

Authorized Capitalization

Under our amended and restated articles of incorporation, our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share. All of our shares of stock are in registered form. As of March 28, 2022, 69,937,222 Common Shares and 795,878 8.75% Series A Cumulative Redeemable Perpetual Preferred Shares were issued and outstanding, as well as Class A Warrants to purchase up to 43,000 Common Shares at an exercise price of $1.25 per share, Class B Warrants to purchase up to 43,124,950 Common Shares at an exercise price of $1.60 per share and underwriters warrants to purchase up to 552,000 Common Shares at an exercise price of $1.375 per share and 1,724,998 Common Shares at an exercise price of $2.00 per share.

Common Stock

Under our amended and restated articles of incorporation, we are authorized to issue up to 2,000,000,000 shares of common stock, par value $0.01 per share, of which there were 4,775,272 shares issued and outstanding as of December 31, 2021 and 69,937,222 shares outstanding as of March 28, 2022. As of March 28, 2022, we also had outstanding Class A Warrants to purchase up to 43,000 shares of common stock at an exercise price of $1.25 per share, Class B Warrants to purchase up to 43,124,950 shares of common stock at an exercise price of $1.60 per share and underwriters warrants to purchase up to 552,000 Common Shares at an exercise price of $1.375 per share and 1,724,998 Common Shares at an exercise price of $2.00 per share. All of the 3,900,000 pre-funded warrants issued on March 23, 2022 were exercised, at a price of $0.01 per share, for an aggregate of 3,900,000 common shares.

Each outstanding common share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of our common shares (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued common shares when issued will be fully paid for and non-assessable.

Our stockholders have approved the amendment of the Company’s amended and restated articles of incorporation to effect one or more reverse stock splits of the shares of our common stock issued and outstanding at the time of the reverse split at an exchange ratio of between one-for-two and one-for-five hundred, with the Board of Directors to determine, in its sole discretion, whether to implement any reverse stock split, as well as the specific timing and ratio, within such approved range of ratios; provided that any such split is implemented prior to the third anniversary of our spin-off from StealthGas Inc.

Warrants

General. As of March 28, 2022, we had outstanding Class A Warrants to purchase up to 43,000 shares of common stock at an exercise price of $1.25 per share, Class B Warrants to purchase up to 43,124,950 shares of common stock at an exercise price of $1.60 per share of $0.01 per share and underwriters warrants to purchase up to 552,000 Common Shares at an exercise price of $1.375 per share and 1,724,998 Common Shares at an exercise price of $2.00 per share. All of the 3,900,000 pre-funded warrants issued on March 23, 2022 were exercised, at a price of $0.01 per share, for an aggregate of 3,900,000 common shares

The following summary of certain terms and provisions of the Class A Warrants, Class B Warrants and pre-funded warrants is not complete and is subject to, and qualified in its entirety by the provisions of the forms of Class A Warrant, Class B Warrant and pre-funded warrants, respectively, which are each filed as an exhibit to the Annual Report on Form 20-F, to which this description is filed as Exhibit 2.1

Exercisability. The pre-funded warrants are exercisable at any time after their original issuance. The Class A Warrants are exercisable at any time after their original issuance, of February 3, 2022, up to the date that is five years after their original issuance (February 3, 2027). The Class B Warrants are exercisable at any time after their original issuance, of March 23, 2022, up to the date that is five years after their original issuance (March 23, 2027). The Class A Warrants, Class B Warrants and pre-funded warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class A Warrants, Class B Warrants or pre-funded warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants, Class B Warrants or pre-funded warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Class A Warrant, Class B Warrants or pre-funded warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Class A Warrant, Class B Warrants or pre-funded warrants. No fractional common shares will be issued in connection with the exercise of a Class A Warrant, Class B Warrants or pre-funded warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrants, Class B Warrants or pre-funded warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Class A warrants, Class B Warrants or pre-funded warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the Class A Warrants is $1.25 per share and upon exercise of the Class B Warrants is $1.60 per share. The exercise price of the pre-funded warrants is $0.01 per share. The exercise price and number of common shares issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares.

Transferability. Subject to applicable laws, the Class A Warrants, Class B Warrants and pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Class A Warrants, Class B Warrants or prefunded warrants on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants, Class B Warrants and prefunded warrants will be limited.

Rights as a Shareholder. Except as otherwise provided in the Class A Warrants, Class B Warrants, or pre-funded warrants or by virtue of such holder’s ownership of our common shares, the holder of a Class A Warrant, Class B Warrant or pre-funded warrants does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants, Class B Warrants and pre-funded warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Class A Warrants, Class B Warrants and pre-funded warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Class A Warrant and Class B Warrant, as applicable, in the event of certain fundamental transactions, the holders of the Class A Warrants and Class B Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class A Warrants or Class B Warrants, respectively, on the date of consummation of such transaction.

Governing Law. The Class A Warrants, Class B Warrants, prefunded warrants and related warrant agency agreement are governed by New York law.

Underwriter’s Warrants. The 552,000 Representative’s Purchase Warrants, issued to the representative of the underwriters of our February 2022 underwritten public offering, have substantially similar terms as the Class A Warrants other than that they will be exercisable at any time, and from time to time, in whole or in part, during the period commencing July 31, 2022 and expiring January 31, 2027 at an exercise price of $1.375 per share. These warrants are governed by New York law.

The 1,724,998 Representative’s Purchase Warrants, issued to the representative of the underwriters of our March 2022 underwritten public offering, have substantially similar terms as the Class B Warrants other than that they will be exercisable at any time, and from time to time, in whole or in part, during the period commencing September 18, 2022 and expiring March 18, 2027 at an exercise price of $2.00 per share. These warrants are governed by New York law.

Preferred Stock

Under our amended and restated articles of incorporation, we are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.01 per share, of which 800,000 shares have been designated as Series A Preferred Shares, of which 795,878 Series A Preferred Shares are outstanding as of December 31, 2021 and March 25, 2022. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the relative voting power of the holders of our common shares. See “Description of Series A Preferred Shares” below.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for Imperial Petroleum common shares and Series A Preferred Shares and the warrant agent for our Class A Warrants.

Listing

Our common shares are listed on the Nasdaq Capital Market under the symbol “IMPP.” Our Series A Preferred Shares are listed on the Nasdaq Capital Market under the symbol “IMPPP.”

Common Share Dividends

We currently intend to retain our future earnings, if any, to fund the development and growth of our business. Our board of directors will, however, evaluate our dividend policy consistent with our cash flows and liquidity requirements and we may consider paying dividends on our common shares depending on future performance of our business and financial condition. Declaration and payment of any future dividend is subject to the discretion of our Board of Directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, or other financing arrangements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors, and will be subject to the priority of our Series A Preferred Shares, which, as described below earn dividends at a dividend rate of 8.75% per annum per $25.00 of liquidation preference per share. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment thereof.

Under the terms of our 2021 DNB Senior Secured Credit Facility we are permitted to pay dividends so long as we are not in default under the covenants contained therein; provided that after June 30, 2022 the amount of dividends may not exceed 50% of our free cash flow for the last four consecutive quarters without the lenders’ consent.

Description of Series A Preferred Shares

The following description of the Series A Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to the Statement of Designations designating the Series A Preferred Shares (the “Statement of Designations”) and setting forth the rights, preferences and limitations of the Series A Preferred Shares. A copy of the Statement of Designations, is filed as an exhibit to the annual report on Form 20-F to which this description is filed as Exhibit 2.1. References to “Imperial Petroleum Inc.,” “we,” “our” and “us” refer specifically to Imperial Petroleum Inc.

General

As of December 31, 2021 and March 28, 2022, there are 800,000 Series A Preferred Shares authorized, and 795,878 Series A Preferred Shares issued and outstanding. We may, without notice to or consent of the holders of the then-outstanding Series A Preferred Shares, authorize and issue additional Series A Preferred Shares as well as Parity Securities and Junior Securities and, subject to the further limitations described under “—Voting Rights”, Senior Securities.

The holders of our common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Upon the occurrence of a liquidation, dissolution or winding up the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and payment to the holders of shares of any class or series of capital stock (including the Series A Preferred Shares) having preferential rights to receive distributions of our assets.

The Series A Preferred Shares entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. Each share of Series A Preferred Shares have a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please read “—Liquidation Rights.”

The Series A Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All the Series A Preferred Shares are represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series A Preferred Shares will be entitled to receive a certificate representing such shares unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. Please read “—Book-Entry System.”

The Series A Preferred Shares are not convertible into common shares or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series A Preferred Shares will not be subject to mandatory redemption or to any sinking fund requirements. The Series A Preferred Shares will be subject to redemption, in whole or from time to time in part, at our option commencing on June 30, 2022. Please read “—Redemption.”

Ranking

The Series A Preferred Shares, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

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senior to all classes of our common shares, and to each other class or series of shares established after the initial issue date of the Series A Preferred Shares by our board of directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively, the “Junior Securities”);

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on a parity with any class or series of shares established after the initial issue date of the Series A Preferred Shares by our board of directors, the terms of which class or series are not expressly subordinated or senior to the Series A Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively, the “Parity Securities”); and

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junior to (i) all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and (ii) each class or series of capital stock expressly made senior to the Series A Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (such shares described in this clause (ii), the “Senior Securities”).

Under the Statement of Designations, we may issue Junior Securities and, so long as cumulative dividends on the Series A Preferred Shares are not in arrears, Parity Securities from time to time in one or more series without the consent of the holders of the Series A Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Senior Securities is limited as described under “—Voting Rights.”

Liquidation Preference

The holders of issued and outstanding Series A Preferred Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to (but not including) the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common shares or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the issued and outstanding Series A Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding shares of Series A Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Securities then issued and outstanding according to their respective rights.

Voting Rights

The Series A Preferred Shares have no voting rights except as provided by Marshall Islands law and as follows. In the event that six quarterly dividends, whether consecutive or not, payable on Series A Preferred Shares are in arrears, the holders of Series A Preferred Shares will have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series A Preferred Shares voted as a class for the election of such director). The right of such holders of Series A Preferred Shares to elect one member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series A Preferred Shares have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series A Preferred Shares and any other Parity Securities to vote as a class for a director, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series A Preferred Shares and any other Parity Securities shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting as a single class, we may not (i) adopt any amendment to our articles of incorporation or Statement of Designations, that adversely alters the preferences, powers or rights of the Series A Preferred Shares, (ii) issue any Parity Securities if the cumulative dividends payable on outstanding Series A Preferred Shares are in arrears, or (iii) create or issue any Senior Securities.

On any matter described above on which the holders of the Series A Preferred Shares are entitled to vote as a class, such holders will be entitled to one vote per share. The Series A Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Dividends

General

Holders of Series A Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from December 3, 2021.

Dividend Rate

Dividends on Series A Preferred Shares will be cumulative, commencing December 3, 2021 and payable on each Dividend Payment Date, commencing December 30, 2021, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series A Preferred Shares will accrue at a rate of 8.75% per annum per $25.00 stated liquidation preference per Series A Preferred Shares. The dividend rate is not subject to adjustment.

Dividend Payment Date

The “Dividend Payment Dates” for the Series A Preferred Shares will be each March 30, June 30, September 30 and December 30, commencing December 30, 2021. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding, the applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which the Nasdaq Stock Market is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Payment of Dividends

Not later than the close of business, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series A Preferred Shares that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”), will be three Business Days immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with our Bylaws then in effect and the Statement of Designations.

So long as the Series A Preferred Shares are held of record by the Securities Depository or its nominee, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Shares in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series A Preferred Shares and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series A Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series A Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series A Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series A Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series A Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Shares.

Redemption

The Series A Preferred Shares represent perpetual equity interests in us. We will have no obligation to redeem or repurchase any Series A Preferred Shares at any time.

Optional Redemption

We may redeem, at our option, in whole or from time to time in part, the Series A Preferred Shares (i) on or after June 30, 2022 and prior to June 30, 2023, at a price equal to $26.00 per Series A Preferred Share, (ii) on or after June 30, 2023 and prior to June 30, 2024, at a price equal to $25.75 per Series A Preferred Share, (iii) on or after June 30, 2024 and prior to June 30, 2025, at a price equal to $25.50 per Series A Preferred Share, (iv) on or after June 30, 2025 and prior to June 30, 2026, at a price equal to $25.25 per Series A Preferred Share, and (v) on or after June 30, 2026, at a price equal to $25.00 per Series A Preferred Share, plus, in each case, an amount equal to all accumulated and unpaid dividends thereon to (but not including) the date of redemption, whether or not declared. Any such optional redemption may be effected only out of funds legally available for such purpose.

Redemption Upon a Change of Control

In connection with a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Shares, in whole but not in part, no later than 90 days after the first date on which such Change of Control occurs, at a redemption price of (1) if the “Change of Control” occurs prior to December 31, 2023, $26.50 per share and (2) if the “Change of Control” occurs on or after December 31, 2023 at the same redemption prices as apply to an optional redemption as set forth above under “Optional Redemption”, plus, in the case of either (1) or (2), an amount equal to all accumulated and unpaid dividends thereon to (but not including) the date of redemption, whether or not declared. Any such redemption may be effected only out of funds legally available for such purpose.

A “Change of Control” means the following events have occurred and are continuing:

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the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our shares entitling that person or group to exercise more than 50% of the total voting power of all of our shares entitled to vote generally in elections of directors (except that such person or group will be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is currently exercisable or is exercisable only upon the passage of time or occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the above bullet point, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE American or the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, “Nasdaq”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq.

Redemption Procedure

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series A Preferred Shares to be redeemed and, if less than all issued and outstanding Series A Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series A Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the issued and outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. So long as all Series A Preferred Shares are held of record by the Securities Depository or its nominee, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series A Preferred Shares to be redeemed and the Securities Depository will determine the number of Series A Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account.

So long as the Series A Preferred Shares are held of record by the Securities Depository or its nominee, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends to (but not including) the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series A Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request after which repayment the holders of the Series A Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series A Preferred Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series A Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series A Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation or any present plan or intention, to purchase any Series A Preferred Shares. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued preferred shares, undesignated as to series.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series A Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares and any Parity Securities. Common shares and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series A Preferred Shares and any Parity Securities for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series A Preferred Shares do not have the benefit of any sinking fund.

Articles of Incorporation and Bylaws

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the Board of Directors. Our Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Directors. Our directors are elected by a plurality of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting.

The Board of Directors may change the number of directors by a vote of a majority of the entire board. Each director shall be elected to serve until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors for attendance at any meeting or for services rendered to us.

Dissenters’ Rights of Appraisal and Payment. Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting stockholder under the BCA to receive payment of the fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of the stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting stockholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Stockholders’ Derivative Actions. Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents. Several provisions of our articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock. Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our stockholders, to issue up to 5,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors. Our articles of incorporation provide for a Board of Directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal of Directors. Our articles of incorporation and bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by resolution of our Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year’s annual meeting. If, however, the date of our annual meeting is more than 30 days before or 60 days after the first anniversary date of the previous year’s annual meeting, a stockholder’s notice must be received at our principal executive offices by the later of (i) the close of business on the 90th day prior to the annual meeting date or (ii) the close of business on the tenth day following the date on which such annual meeting date is first publicly announced or disclosed by us. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Business Combinations. Our articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested stockholder. Interested stockholders generally include:

•	persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation; and

•

persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation’s outstanding voting stock at any time within three years before the date on which the person’s status as an interested stockholder is determined.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of the corporation or any direct or indirect majority-owned subsidiary of the company;

•

the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation, determined on a consolidated basis, or the aggregate value of all the outstanding stock of the corporation;

•	certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder; and

•	any receipt by the interested stockholder of the benefit (except as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions of our articles of incorporation do not apply to a business combination if:

•	before a person becomes an interested stockholder, the board of directors of the corporation approves the business combination or transaction in which the stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than certain excluded shares;

•

following a transaction in which the person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders, and not by written consent, by the vote of the holders of at least two-thirds of the voting stock of the corporation not owned by the stockholder; or

•	a transaction with a stockholder that was or became an interested stockholder prior to the consummation of our initial public offering.

Our purpose is to engage in any lawful act or activity relating to the business of chartering, rechartering or operating tankers, drybulk carriers or other vessels or any other lawful act or activity customarily conducted in conjunction with shipping, and any other lawful act or activity approved by the Board of Directors of the Corporation. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the Board of Directors. Our Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Directors.

Our directors are elected by a plurality of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting.

The Board of Directors may change the number of directors by a vote of a majority of the entire board. Each director shall be elected to serve until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors for attendance at any meeting or for services rendered to us.

Dissenters’ Rights of Appraisal and Payment.

Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting stockholder under the BCA to receive payment of the fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of the stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting stockholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Stockholders’ Derivative Actions.

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents.

Several provisions of our articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock.

Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our stockholders, to issue up to 200,000,000 shares of blank check preferred stock, of which 800,000 have been designated Series A Preferred Shares and of which 795,878 are issued and outstanding as of December 31, 2021 and March 25, 2022. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors.

Our articles of incorporation provide for a Board of Directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal of Directors.

Our articles of incorporation and bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Calling of Special Meetings of Stockholders.

Our bylaws provide that special meetings of our stockholders may be called only by resolution of our Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year’s annual meeting. If, however, the date of our annual meeting is more than 30 days before or 60 days after the first anniversary date of the previous year’s annual meeting, a stockholder’s notice must be received at our principal executive offices by the later of (i) the close of business on the 90th day prior to the annual meeting date or (ii) the close of business on the tenth day following the date on which such annual meeting date is first publicly announced or disclosed by us. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Business Combinations.

Our articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested stockholder. Interested stockholders generally include:

•	persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation; and

•

persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation’s outstanding voting stock at any time within three years before the date on which the person’s status as an interested stockholder is determined.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of the corporation or any direct or indirect majority-owned subsidiary of the company;

•

the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation, determined on a consolidated basis, or the aggregate value of all the outstanding stock of the corporation;

•	certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder; and

•	any receipt by the interested stockholder of the benefit (except as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions of our articles of incorporation do not apply to a business combination if:

•	before a person becomes an interested stockholder, the board of directors of the corporation approves the business combination or transaction in which the stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than certain excluded shares;

•

following a transaction in which the person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders, and not by written consent, by the vote of the holders of at least two-thirds of the voting stock of the corporation not owned by the stockholder; or

•	the transaction is with a stockholder that was or became an interested stockholder prior to or at the time the Spin-Off was consummated.